Exhibit 21

The seven registrants, Entergy Corporation, System Energy Resources, Inc., Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., are listed below (for a list of the remaining direct and indirect subsidiaries of Entergy Corporation, with the exception of certain subsidiaries that in the aggregate would not constitute a "significant subsidiary," see Exhibit 1 to Entergy Corporation's Public Utility Holding Company Act of 1935 filing made in File No. 70-9123 on February 27, 2004):

State or Other Jurisdiction of Incorporation

Entergy Corporation	Delaware
System Energy Resources, Inc. (a)	Arkansas
Entergy Arkansas, Inc. (a)	Arkansas
Entergy Gulf States, Inc. (a)	Texas
Entergy Louisiana, Inc. (a)	Louisiana
Entergy Mississippi, Inc. (a)	Mississippi
Entergy New Orleans, Inc. (a)	Louisiana

                        _______________________
(a)

Entergy Corporation owns all of the Common Stock of System Energy Resources, Inc., Entergy Arkansas Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc.